Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

GeoEye, Inc.’s principal affiliates as of December 31, 2008, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

AFFILIATES OF REGISTRANT INCLUDED IN REGISTRANT’S FINANCIAL STATEMENTS

	Percentage of Voting
	Securities Directly or	State or Country
	Indirectly Owned by	of Incorporation
	Registrant	or Organization

ORBIMAGE Inc.	100	Delaware
ORBIMAGE SI Holdco Inc.	100	Delaware
ORBIMAGE SI Opco Inc.	100	Delaware
i5, Inc.	100	Missouri
MJ Harden Associates, Inc.	100	Missouri
ORBIMAGE License Corp.	100	Delaware